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                                                                     Exhibit 4.3

                                SUPPORT AGREEMENT
                                     BETWEEN
                            BELL ATLANTIC CORPORATION
                                       AND
                     BELL ATLANTIC FINANCIAL SERVICES, INC.


         This Agreement, made and entered into as of February 1, 1998, by and between Bell Atlantic Corporation, a Delaware corporation ("Parent"), and Bell Atlantic Financial Services, Inc., a Delaware corporation ("Subsidiary").


                                   WITNESSETH

         WHEREAS, Parent is directly or indirectly the owner of 100% of the outstanding common stock of Subsidiary; and

         WHEREAS, Subsidiary intends to issue $2,500,000,000 aggregate principal amount of Senior Unsecured Exchangeable Notes due 2003 (the "Debt"), thereby incurring indebtedness to parties other than Parent and its affiliates; and

         WHEREAS, Parent and Subsidiary desire to take certain actions to enhance and maintain the financial condition of Subsidiary as hereinafter set forth in order to facilitate the issuance of such Debt;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows

         1. STOCK OWNERSHIP. During the term of this Agreement, Parent will own directly or indirectly all of the voting capital stock of Subsidiary now or hereafter issued and outstanding.

         2. NET WORTH. During the term of this Agreement, Parent shall cause Subsidiary to maintain at all times a positive tangible net worth, as determined in accordance with generally accepted accounting principles.

         3. LIQUIDITY PROVISION. If, during the term of this Agreement, Subsidiary requires funds to make timely payment of interest, principal or premium, if any, on any Debt or to acquire and deliver property on exchange of the Debt, and such funds are not obtainable by Subsidiary from other sources on commercially reasonable terms, Parent shall provide to Subsidiary, at its request, such funds either as equity or as a loan, at Parent's option, to assure that the Subsidiary will be able to pay such principal, interest and premium, if any, or acquire and deliver such property on exchange, when due. If such funds are advanced to Subsidiary as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as Parent and Subsidiary shall agree. Notwithstanding the foregoing, any such loan shall be subordinated in all respects to any and all Debt, whether or not such Debt is outstanding at the time of such loan.


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         4. WAIVERS. Parent hereby waives any failure or delay on the part of
Subsidiary in asserting or enforcing any of its right or in making any claims or demands hereunder.

         5. RIGHTS OF LENDERS. Except as may be provided in that certain Indenture, dated as of February 26, 1998, among Parent, Subsidiary, and The Chase Manhattan Bank, as Trustee (the "Indenture"), any Lender (defined below) shall have the right to proceed directly against Parent without first proceeding against Subsidiary to enforce Subsidiary's rights under paragraphs 1, 2 and 3 of this Agreement or to obtain payment of any defaulted, interest, principal or premium owed to such Lender, or, in the case of a default in an obligation to deliver property, the cash value of such property. However, in no event may any Lender, on default by Parent or Subsidiary under the terms of the Indenture, or upon failure to comply with this Agreement by Parent or Subsidiary, hvae recourse to or against the stock or assets of Bell Atlantic Network Services, Inc., Bell Atlantic - Pennsylvania, Inc., Bell Atlantic - Delaware, Inc., Bell Atlantic New Jersey, Inc., Bell Atlantic - Washington, D.C., Inc., Bell Atlantic
- Maryland, Inc., Bell Atlantic - Virginia, Inc., Bell Atlantic - West Virginia, Inc., New England Telephone and Telegraph Company, New York Telephone Company or Telecom Corporation of New Zealand Limited (or any other operating telephone company which may at the time be owned directly or indirectly by Parent). The Term "Lender", as used in this Agreement, shall mean any Person, firm or corporation to which Subsidiary is indebted for the Debt on which is acting as trustee or authorized representative with respect to the Debt on behalf of such person, firm or corporation.

         6. TERMINATION; AMENDMENT. This Agreement may be modified or amended in a manner that adversely affects the rights of the holders of Debt only if all Lenders consent in advance and in writing to such modification or amendment. No modification or amendment to this Agreement relating to the provisions set forth in paragraphs 1,2,3 and 5 of this sentence shall be made unless Subsidiary applies to the Securities and Exchange Commission for an amended order relating to such modification or amendment, and the Commission grants such amended order. This Agreement may be terminated by either the Parent or the Subsidiary by notice to the other party, provided that such termination shall be effective only after the 91st day after all outstanding Debt issued by the Subsidiary is paid in full.

         7. NOTICES. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement to be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:


If to Parent:              Bell Atlantic Corporation
                           1095 Avenue of the Americas
                           New York, New York 10036

                           Attention: Vice President - Treasurer






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If to Subsidiary:          Bell Atlantic Financial Services, Inc.
                           3900 Washington Street, 2nd Floor
                           Wilmington, Delaware 19802

                           Attention: President and Treasurer

         8. SUCCESSORS. The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, Parent and its successors, Subsidiary and its successors and Lenders from time to time.

         9. GOVERNING LAW; COUNTERPARTS. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. This instrument may be executed in counterparts and the executed counterparts shall together constitute one instrument.



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         IN WITNESS WHEREOF, the parties have set their hands and affixed their corporate seals as of the day and year first above written.


ATTEST:                                  BELL ATLANTIC CORPORATION


By:  /s/ Jane F. Ludlow                  By:        /s/  Ellen C. Wolf
     ------------------------               ----------------------------------
         Jane F. Ludlow                           Ellen C. Wolf
         Assistant Secretary                      Vice President - Treasurer



ATTEST:                                  BELL ATLANTIC FINANCIAL SERVICES, INC.


By:  /s/ Brenda K. Stanton               By:       /s/ Janet M. Garrity
     ------------------------               ----------------------------------
         Brenda K. Stanton                         Janet M. Garrity
         Assistant Secretary                       President and Treasurer